Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Equity Incentive Plan, 2018 Equity Incentive Plan, and 2018 Employee Stock Purchase Plan of Synthorx, Inc. of our report dated August 31, 2018 (except for the first paragraph of Note 5, as to which the date is November 27, 2018), with respect to the financial statements of Synthorx, Inc. included in its Registration Statement (Form S-1 No. 333-228355), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

December 17, 2018